Exhibit 99.1

For Immediate Release – May 5, 2011

Telular Corporation Reports Second Quarter 2011 Results

- Total Recurring Service Revenue Up 14% Year-Over-Year
- Company Reports Adjusted Net Income before Non-Cash Items of $2.2 Million
- Company Declares Regular Quarterly Dividend of $0.10 Per Share
- Company Reaffirms Fiscal 2011 Guidance

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in connecting businesses and machines over wireless networks, today announced financial results for the second fiscal quarter ended March 31, 2011.  In the second quarter 2011, Telular reported revenue of $12.5 million and pre-tax income of $1.5 million.

For the second quarter of 2011, net income before non-cash items was $2.2 million.  Net income before non-cash items is a non-GAAP measure that adds back depreciation, amortization, stock-based compensation expense, and non-cash deferred tax provision to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.

As part of the Company’s current dividend policy, Telular also declared a quarterly dividend of $0.10 per share on its common stock, payable May 23, 2011, to shareholders of record as of the close of business on May 16, 2011.

In the second quarter of 2011, total recurring service revenue from both the Telguard and TankLink lines of business increased 14% over the prior year period to $7.8 million.

Total Telguard sales were $10.0 million in the second quarter. During the quarter, Telular sold 21,300 Telguard units and activated 20,700 new Telguard subscribers.  The total number of Telguard subscribers decreased sequentially from 571,500 to approximately 568,600, while average revenue per unit, or ARPU, increased sequentially from $4.04 to $4.08.  The decline in total subscribers was the effect of a continuing account reconciliation project by a major customer which resulted in the deactivation of a significant number of units.  Importantly, these deactivated units generate a lower ARPU and margin than the overall customer base due to the high volume pricing discounts provided to this significant customer.

Total TankLink sales in the second quarter were up over 189% to $1.5 million from $520,000 in the prior year period.  TankLink service revenues increased 129% over the prior year period from $352,000 to $805,000, and the period ended with 19,900 billable tanks generating an ARPU of $12.45.  The Company sold over 1,300 tank monitoring units, which generated TankLink product revenues of $711,000.

“We are pleased with our second quarter results – posting solid revenue growth and improved profitability,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “Telguard unit sales are tracking in-line with our sales guidance and we are excited about the growth in our TankLink business, as we are now earning higher recurring revenue and are seeing improved operating cash flow margins.  This quarter, we declared our regular quarterly dividend and are optimistic we can continue to deliver a steady cash flow stream and increasing shareholder value,” concluded Mr. Beatty.

“Our recurring revenue model and strong balance sheet continue to provide us with optimism and clear visibility into our business,” added Jonathan Charak, chief financial officer of Telular Corporation.  “We remain confident in our ability to drive growth and profitability in our Telguard and TankLink businesses, and we are reaffirming our guidance for fiscal 2011 net income before non-cash items of $8.5 - $9.5 million.”

During the quarter, the Company paid shareholders a quarterly dividend of $0.10 per share of common stock. The total amount of cash paid to shareholders was $1.5 million.

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 877-941-8631 (International dial 480-629-9821). A replay of the call will be available from May 5, 2011 beginning at 6:30 p.m. ET (5:30 p.m. CT) through May 7, 2011 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 (enter pass code 4434567#) or internationally at: 303-590-3030 (enter pass code 4434567#). The replay will also be available via webcast from the Company's corporate website at http://www.telular.com.

About Telular

Telular Corporation provides remote monitoring solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information, typically through the use of wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson
brinlea@blueshirtgroup.com
(212) 331-8424

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement ”we are reaffirming our guidance for fiscal 2011 net income before non-cash items of $8.5 - $9.5 million” is a forward-looking statements. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2010. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	March 31,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$9,442	$27,678
Trade receivables, net	4,784	7,056
Inventories, net	4,059	4,821
Deferred taxes	272	336
Prepaid expenses and other current assets	770	290
Total current assets	19,327	40,181

Property and equipment, net	2,353	2,169
Long term deferred taxes	33,170	34,698
Other assets	11,462	4,503
Total assets	$66,312	$81,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$6,779	$6,135
Long-term liabilities	751	529
Total stockholders' equity	58,782	74,887
Total liabilities and stockholders' equity	$66,312	$81,551

Outstanding shares	15,054,591	14,871,889

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$2,285	$6,146
Investing activities	(2,883)	(397)
Financing activities	(17,638)	121
Net increase (decrease) in cash and cash equivalents	$(18,236)	$5,870

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Revenues
Net product sales	$4,708	$4,556	$9,478	$11,124
Service revenue	7,784	6,800	15,104	13,254
Total revenue	12,492	11,356	24,582	24,378

Cost of Sales
Net product cost of sales	3,455	3,945	7,120	9,150
Service cost of sales	3,037	2,796	5,873	5,397
Total cost of sales	6,492	6,741	12,993	14,547

Gross margin	6,000	4,615	11,589	9,831

Operating Expenses
Engineering and development expenses	1,042	1,254	2,236	2,508
Selling and marketing expenses	1,683	1,571	3,481	3,185
General and administrative expenses	1,819	1,531	3,905	2,981
Total operating expenses	4,544	4,356	9,622	8,674

Income from operations	1,456	259	1,967	1,157
Other income, net	10	79	131	177
Net income before income taxes	1,466	338	2,098	1,334
Provision for income taxes	1,355	21	1,597	42
Net income	$111	$317	$501	$1,292

Income per common share:
Basic	$0.01	$0.02	$0.03	$0.09
Diluted	$0.01	0.02	$0.03	0.08

Weighted average number of common shares outstanding:
Basic	15,030,397	14,949,792	14,976,290	14,935,854
Diluted	15,994,650	15,469,497	15,818,086	15,390,715

Reconciliation of Non-GAAP Measures

We use net income before non-cash items as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net income	$111	$317	$501	$1,292
Non-cash compensation	327	368	1,012	746
Depreciation and amortization	487	277	794	559
Non-cash deferred tax provision	1,287	-	1,506	-
Net income before non-cash items	$2,212	$962	$3,813	$2,597

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.